UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2009

Coronado Corp.
(Exact name of registrant as specified in its charter)

Nevada	333-135037	98-0485668
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

518 17th Street, Suite 1000, Denver, Colorado	80202
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (303) 623-1440

Tibas del Correo, 50 metros Norte y 25 metros al Este, San Jose, República de Costa Rica
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

F1

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On December 14, 2009, we appointed Larry Kellison to our board of directors and as our President, Secretary, Treasurer and Chief Financial Officer.

In conjunction with the appointment of Mr. Kellison, we have accepted the resignations of Alejandro Quesada, Floricel Leiton and Shawn Phillips as directors and/or officers of our company. Given our inability to capitalize and expand on our business to date, our management was of the view that a change in direction would be in the best interests of our shareholders given the opportunities in different industry sectors at present, primarily the resource sector given current commodity prices.

Our board of directors now consists of Larry Kellison.

Mr. Kellison is a Certified Petroleum Geologist with more than 30 years of varied oil and gas experience. From December 2001 to November 2005, he was Vice President and General Manager for Black Hills Corporation’s oil and gas subsidiary in Golden, Colorado where he led the company’s operations throughout the U.S. From March 1991 to March 2000 he served in a variety of positions with the unregulated oil and gas subsidiary of the Montana Power Company including Exploration Manager and District Manager for its Billings regional office. Mr. Kellison has been the Chief Operating Officer of Eden Energy Inc. from May of 2006 to present.

Mr. Kellison has a B. Sc. in geology from the Univeristy of Mississippi and a M. Sc in geology from the University of Nebraska.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORONADO CORP.

/s/ Larry Kellison
Larry Kellison
President and Director
Dated: December 15, 2009

F2